Exhibit 10.23

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

LICENSE AGREEMENT

This License Agreement (including any exhibits attached hereto, this “Agreement”) is made and is effective on the Effective Date between Century Therapeutics, Inc., a Delaware corporation (“Century”) having an address at 54 West 21st Street, Suite 408, New York, NY 10010 USA and FUJIFILM Cellular Dynamics Inc., a Wisconsin corporation (“CDI”) having an address at 525 Science Drive, Madison, WI 53711 USA. Century and CDI are each referred to as a “Party” and collectively referred to as the “Parties.”

Recitals

WHEREAS, Century is a biotechnology company interested in development and commercialization of cancer immunotherapy products based on T cells, NK cells, dendritic cells, and macrophages derived from human iPSCs (as defined below) exclusively manufactured by CDI, subject to the terms and conditions of this Agreement;

WHEREAS, CDI possesses and controls certain patent rights related to the reprogramming of human somatic cells to iPSCs; and

WHEREAS, Century wishes to obtain, and CDI wishes to grant to Century, a non- exclusive license under the Licensed Patent Rights (as defined below) for the research, development and commercialization of the Licensed Products (as defined below) in the Territory (as defined below) within the Field (as defined below), with the right to grant sublicenses as set forth herein, in all cases subject to the terms and conditions of this Agreement;

NOW THEREFORE, CDI and Century, intending to be legally bound, agree as follows:

Article 1

Definitions

1.1         “Abandoned Indication” shall have the meaning set forth in Section 9.6

1.2         “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.2, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (>50%) of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3         “Bankruptcy Code” has the meaning set forth in Section 2.7(a).

1.4         “BLA” means a Biologics License Application as defined in the United States Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (21 C.F.R. §§ 314 et seq).

1

1.5           “Business Days” means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts or Wisconsin are authorized by Law to remain closed.

1.6           “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year hereunder shall commence on the Effective Date and the final Calendar Year hereunder shall end on the effective date of termination or expiration of this Agreement.

1.7           “Change of Control Event” means (i) the sale or disposition of all or substantially all the assets of the Century or its direct or indirect parent corporation; (ii) the reorganization, merger, consolidation, or similar transaction involving the Century or its direct or indirect parent corporation which results in the voting securities of such entity outstanding immediately prior to that transaction ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction; (iii) the acquisition in one or more transactions by any “person”, as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any of such person’s “affiliates” or “associates”, as such terms are used in the Exchange Act, of fifty percent (50%) or more of the outstanding shares of the voting capital stock of the Century or its direct or indirect parent corporation (excluding any employee benefit plan or related trust sponsored or maintained by that entity); or (iv) any event or series of events in which the individuals who are the directors of the Century or its direct or indirect parent corporation as of the Effective Date (“Incumbent Directors”) cease for any reason to constitute at least fifty percent (50%) of the board of directors of that entity; provided, however, that if any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new director will be considered an Incumbent Director.

1.8           “Collaboration Agreement” means a master collaboration agreement to be entered into the Parties pursuant to Section 3.5.

1.9           “Commercialize” means to engage in any and all activities directed to transporting, storing, marketing, detailing, promoting, distributing, importing, exporting, using, offering to sell or selling a product.

1.10         “Commercially Reasonable Best Efforts” means efforts consistent with the efforts and resources as commonly used by a pharmaceutical or biotechnology company, as applicable, of comparable size and resources of such Party for a product at a similar stage of research, development or commercialization having similar product characteristics at a similar stage in its development or product life, taking into account relevant factors including patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, the market potential of such product and other relevant factors, including comparative technical, legal, scientific, medical and/or economic factors, all as measured by the facts and circumstances in effect at the time when the relevant activities are conducted.

1.11         “Confidential Information” means any confidential or proprietary information furnished by one Party (or its Affiliate) to the other Party (or its Affiliate) in connection with this

Agreement, whether during the Term or prior to the execution hereof, provided that such information is (a) specifically designated as confidential at the time of disclosure or confirmed as confidential within ten (10) Business Days of disclosure, (b) reasonably identifiable by an individual familiar with the industry as confidential or proprietary or (c) accompanied by correspondence indicating such information is exchanged in confidence between the Parties. Without limiting the generality of the foregoing, Confidential Information includes:

(a)               non-public information disclosed by Century to CDI in reports submitted by Century to CDI pursuant to Section 3.2;

(b)               non-public information disclosed by Century to CDI relating to patent application prosecution files for the Licensed Patent Rights;

(c)               any information that constitutes “Confidential Information” under that certain Mutual Non-disclosure Agreement, dated February 14, 2018, by and between CDI, Fujifilm and Versant Venture Management, LLC (“Versant”) (which for purposes of this Agreement, any “Confidential Information” of Versant shall be considered the Confidential Information of Century hereunder);

(d)               the terms of this Agreement and WARF License Agreement;

(e)               the Development Plan and the Development Report;

(f)                   the royalty accounting reports set forth in Section 4.1 (c)(iii); and

(g)               non-public information in relation to the Licensed Patent Rights.

1.12         “Controlled” means, with respect to Patent Rights as such relates to a Party or its Affiliates, that such Party or applicable Affiliate owns or has a license or sublicense to such Patent Rights and has the legal right to grant a license or sublicense, including having received any necessary Third Party consents, to such Patent Rights to the other Party as provided for in this Agreement, or has the ability to assign its right, title and interest in and to such Patent Rights to the other Party, without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, with respect to any Patent Right acquired or in- licensed for which a Party would be required to make payments to any Third Party in connection with the license or access granted to the other Party under this Agreement, such Patent Right will only be treated as “Controlled” by the licensing Party pursuant to the terms of Article 2.

1.13         “Derivative Materials” means Reprogrammed iPS Cell Derivative Materials.

1.14         “Development” and “Developments” means (i) Derivative Materials; (ii) any inventions, discoveries or developments, whether patentable, that are conceived of, reduced to practice, discovered, tested or developed through the use of the inventions of the Licensed Patent Rights, Reprogrammed iPS Cells or Derivative Materials; and (iii) any compositions, products or other materials in which the Reprogrammed iPS Cells or Derivative Materials were used in any way in their discovery or testing.

1.15         “Development Plan” has the meaning as set forth in Section 3.3 of Differentiation License Agreement.

1.16         “Development Report” means the written report of Century’s (or its Sublicensee(s)’) progress under the Development Plan, or since the previously submitted Development Report, as provided under Section 3 having at least the information specified on Exhibit C of this Agreement.

1.17         “Differentiation License Agreement” means a certain agreement entered into between the Parties on Effective Date under which CDI grants an exclusive license to Century under certain patent rights and know-how related to human iPSC-derived T cells, NK cells, dendritic cells, and macrophages under the terms and conditions set forth therein.

1.18         “DMF” means a drug master file and all equivalents, and related proprietary dossiers, in any country or jurisdiction for the Licensed Products with appropriate information related to the reprogramming of human somatic cells to iPSCs for the regulatory submission for the Licensed Product and the development of the Licensed Products.

1.19         “Effective Date” shall have the meaning set forth in Section 9 of this Agreement.

1.20         “European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto, and includes, for purposes of this Agreement, Great Britain (whether Great Britain is a member of the E.U. or not).

1.21         “Exploit” or “Exploitation” shall mean, with respect to a particular Licensed Product, to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, and have imported, including to research, develop, Commercialize or otherwise exploit, such Licensed Product, provided, however “Exploit” or “Exploitation” does not include any activities to make or have made human iPSC by reprogramming of human somatic cells into iPSC.

1.22         “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.23         “Field” means any cancer immunotherapeutic use in humans and subject to a prior written agreement between the Parties pursuant to Section 10.6, any other use.

1.24         “Fujifilm” means Fujifilm Corporation.

1.25         “ICC” shall have the meaning set forth in Section 10.11(b).

1.26         “Indemnified Party” shall have the meaning set forth in Section 8.3.

1.27         “Indemnifying Party” shall have the meaning set forth in Section 8.3.

1.28         “Intellectual Property” means ideas, concepts, discoveries, inventions, developments, Know-How, trade secrets, techniques, methodologies, modifications, innovations,

improvements, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.29         “iPSC(s)” means human induced pluripotent stem cell(s), including T-cell- derived induced pluripotent stem cell(s) (TiPSC).

1.30         “Know-How” means any and all commercial, technical, regulatory, scientific and other know-how and information, knowledge, technology, materials (including biological and chemical materials), methods, processes, practices, standard operating procedures, formulae, instructions, skills, techniques, procedures, assay protocols, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, regulatory filings, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and know-how, including study designs and protocols), whether or not confidential, proprietary or patentable, in written, electronic or any other form.

1.31         “Law” means all laws, statutes, rules, codes, regulations, orders, judgments or ordinances applicable to a Party, this Agreement or the activities contemplated hereunder.

1.32         “Licensed Patent Rights” means (i) those patent and patent applications listed on Exhibit B and (ii) Patent Rights Owned by CDI at any time during the Term that are (a) related to reprogramming of human cells to iPSCs and (b) reasonably essential to Exploit a Licensed Product.

1.33         “Licensed Product” means cancer immunotherapy products (for the treatment of cancer in humans) consisting of cells that are or are modifications of T cells, NK cells, dendritic cells, and macrophages derived from human iPSC (including TiPSC) exclusively manufactured by CDI. For the sake of clarity, such “modifications” exclude materials or substances extracted, isolated from, or secreted by, such modified or unmodified cells.

1.34         “Non-Commercial Research Purposes” means use of the technology for internal academic research purposes or other internal not-for-profit or scholarly purposes not involving the use of the technology to perform services for a fee or for the production or manufacture of products for sale to third parties.

1.35         “Owned” means, with respect to patents, patent applications that a Person owns, solely or jointly, in each case with the ability to grant a right, license, or access to such material, information or Intellectual Property right to another Person on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any of such Person’s Affiliates and/or Third Party(ies). “Ownership” has the correlative meaning.

1.36         “Patent Rights” means with respect to any patents or patent applications, (a) such patents or patent applications; (b) patents issuing from such patent applications; (c) substitutions, divisionals, renewals, continuations or continuations-in-part (only to the extent of claims that are entitled to the priority date of the parent application); (d) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (e) other patents or patent applications claiming and entitled to claim priority to (i) such patents and patent applications specified in (a), (b), (c) or (d) or (ii) any patent or patent application from which such patents and patent applications specified in (a), (b), (c) or (d) claims and is entitled to claim priority; (f) all rights of priority attendant to such listed in (a) through (e); and (g) in each case of such patents and patent applications described in (a) through (e), including all counterparts and foreign equivalents thereof filed in any country, territory or jurisdiction in the world.

1.37         “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including a Party, or any government or agency or political subdivision thereof.

1.38         “Regulatory Approval” means, with respect to a country or territory, the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the commercialization of a pharmaceutical product in such country or territory, including, as applicable, approval of an BLA or comparable filing in the United States or approval of a comparable filing in any other country or jurisdiction.

1.39         “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in the applicable country.

1.40         “Reprogrammed iPS Cells” means cells obtained or created by changing the state of a cell to a state of pluripotency using methods or materials that would otherwise constitute infringement of any of the claims of the Licensed Patent Rights.

1.41         “Reprogrammed iPS Cell Derivative Materials” means any compositions or materials derived from the use of Reprogrammed iPS Cells, or produced by the use of Reprogrammed iPS Cells, or which incorporate wholly or partially Reprogrammed iPS Cells, including without limitation, fully or partially differentiated cells or cell lines derived from Reprogrammed iPS Cells.

1.42         “SEC Filing” shall have the meaning set forth in Section 6.4(d).

1.43         “Selling Price” means (a) in the case where Century transacts a sale with an end user (including an end user that is an Affiliate), the invoice price to the end user of Licensed Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Licensed Products, or sales taxes; (b) in the case where Century transacts a sale with a Third Party or an Affiliate for the purposes of enabling the Third Party or Affiliate to directly or indirectly resell or distribute Licensed Products and where Century does not have the ability to know the price an end user pays to Third Party or Affiliate, the average invoice price to the end user of that type of Licensed Product during the applicable calendar quarter (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Licensed Products, or sales taxes; and (c) in the case where Century transacts a sale with a Third Party or an Affiliate for the purposes of enabling the Third Party or Affiliate to directly or indirectly resell or distribute Licensed Products and where Century does have the ability to know the price an end user pays to Third Party or Affiliate, the invoice price to the end user of Licensed Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Licensed Products, or sales taxes. The “Selling Price” for a Licensed Product that is transferred to a Third Party without charge or at a discount, e.g., for promotional purposes, will be the average invoice price to the end user of that type of Licensed Product during the applicable calendar quarter.

1.44         “Signing Date” means the date on which an authorized representative of either Party last executed this Agreement.

1.45         “Sublicensee” shall have the meaning set forth in Section 2.3(a).

1.46         “Term” means the term of this Agreement as provided in Section 9.1.

1.47         “Territory” means worldwide, excluding Japan and any country(ies) eliminated from the Territory pursuant to Section 9.6.

1.48         “Third Party” means any Person other than a Party or any of its Affiliates.

1.49         “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.50         “WARF License Agreement” means the License Agreement, dated as of June 6, 2012, between Wisconsin Alumni Research Foundation (“WARF”) and CDI, as amended.

1.51         “WARF Patent Rights” means the Licensed Patent Rights that are licensed to CDI by WARF under the WARF License Agreement.

Article 2
 License Grant; Technology Transfer

2.1           License Grants to Century. Subject to the terms and conditions of this Agreement and WARF License Agreement, CDI hereby grants to Century, a non-exclusive, non- transferable (except in accordance with Section 10.3), royalty bearing, sublicensable (with limitation as set forth in Section 2.3(a)) license under the Licensed Patent Rights to Exploit the Licensed Products within the Field in the Territory. Notwithstanding any term or implication herein to the contrary and for the sake of clarity, the foregoing license excludes any license or right under the Licensed Patent Rights (i) to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that is being researched, developed or Commercialized by or on behalf of Century or its Affiliates or Sublicensees, or (ii) to grant any sublicense to any Third Party to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any other Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that that is being researched, developed or commercialized by or on behalf of

Century or its Affiliates or Sublicensees. License Grants to CDI. Subject to the terms and conditions of this Agreement, Century (on behalf of itself and its Affiliates) hereby grants to, and will require its Sublicensee(s) to grant, to CDI the following licenses and options:

(a)           a world-wide, non-exclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses, to WARF, the University of Wisconsin, the WiCell Research Institute and the Morgridge Institute for Research, to make, have made, use and otherwise practice Developments for Non-Commercial Research Purposes in organizations associated with either WARF or the University of Wisconsin;

(b)            a non-exclusive, non-transferable (except in accordance with Section 10.3), fully paid-up, sublicensable (with the ability to sublicense through multiple tiers) license (i) to make, have made, use and otherwise practice Developments made by Century or its Affiliates or Sublicensees in the Field outside the Territory or within the Territory in connection with Abandoned Indication and (ii) to practice Developments to manufacture the Licensed Products in the Field worldwide; and

(c)            an option to obtain a non-exclusive, non-transferable (except in accordance with Section 10.3), sublicensable (with the ability to sublicense through multiple tiers) license, under Intellectual Property Rights that are owned or controlled by a Third Party and licensed to Century or its Affiliate to Exploit the Licensed Products in the Field outside the Territory or within the Territory in connection with the Abandoned Indication, provided, however, in the event Century or its Affiliates or Subcontractors are required to pay royalty for its sublicense to CDI and its Sublicensees the Parties will agree on an equitable apportionment of any royalty between the Parties to reflect the fair value attributable to the use of such Intellectual Property Rights for the Exploitation of the Licensed Products in each Party’s territory.

2.3.          Sublicensing.

(a)            Subject to the terms and conditions of this Agreement and WARF License Agreement, Century shall have the right to grant sublicenses under the license granted to it under Section 2.1 to Affiliates and Third Parties (each, a “Sublicensee”) through multiple tiers; provided that any such sublicense shall only be through one tier solely, if such sublicense includes a sublicense of Licensed Patent Rights under the WARF License Agreement and the terms of such license require the consent of WARF thereunder for Sublicensee to have further rights to sublicense; provided further that any sublicense shall be pursuant to a written agreement and each sublicense shall be subject to terms and conditions no less restrictive than those set forth in this Agreement. For the avoidance of doubt, each sublicense terminates automatically upon the termination of this Agreement.

(b)            Century shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Century. Century shall be responsible for each of its Sublicensees complying with all obligations of Century under this Agreement that are applicable to sublicenses and any breach by a Sublicensee under any such sublicense shall be deemed to be a breach of Century under this Agreement. Century will provide CDI with the name, contact information and address of each Sublicensee, as well as information regarding the number of full-time employees of any such Sublicensee. Century will provide to CDI copies of each sublicense agreement and any amendments thereto within thirty (30) days of executing a sublicense. If such sublicense includes a sublicense of Licensed Patent Rights under the WARF License Agreement and the terms thereof promptly and without condition from such licensor its consent to such sublicense and shall provide Century with copies of all communications with or from WARF promptly after transmission or receipt, as applicable, related to such efforts to obtain consent.

(c)            If this Agreement is terminated for any reason other than by Century pursuant to Section 9.6, then, at the option of any Sublicensee not in default of the applicable sublicense (or any provision of this Agreement applicable to such Sublicensee), a terminating Party shall use Commercially Best Efforts to execute a possible direct license arrangement with such Sublicensee under, and subject to the terms and conditions of, this Agreement.

2.4           Technical Support. CDI shall, or shall cause its Affiliates to, use Commercially Reasonable Best Efforts to provide Century (including Century’s Affiliates) with the reasonably necessary technical support where reasonably necessary to allow Century to Exploit the Licensed Products in the Field in the Territory pursuant to this Agreement. Further, CDI expressly agrees that Century shall have the right to reference any DMF as required by a Regulatory Authority maintained, or that at any time during the Term becomes maintained, by CDI in the ordinary course of business insofar as such DMF is necessary in connection with obtaining any Regulatory Approval by Century or its Sublicensees for Licensed Products in the Field in the Territory. For clarification, CDI may establish and maintain DMF with appropriate information for the regulatory submissions of Century, and its Sublicensees for the Licensed Product and the Development of the Licensed Product in the Territory. Century expressly agrees that CDI shall have the right to reference any DMF that are maintained, or that at any time during the Term becomes maintained, by Century and its Sublicensees in the ordinary course of business relating to the Developments insofar as such information is necessary in connection with obtaining any Regulatory Approval for Licensed Products in the Field outside the Territory.

2.5           No Implied License. Except as explicitly set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How or under any Patent Rights Owned or Controlled by the other Party or its Affiliates.

2.6           WARF License Agreement.

(a)             Limitations under the WARF License Agreement. The license set forth in Section 2.1 includes sublicenses under the WARF License Agreement. CDI has, prior to the Effective Date, provided Century with copies of the WARF License Agreement (including all amendments). Century acknowledges that its rights with respect to the WARF Patent Rights are subject to the terms and conditions of the WARF License Agreement, including the field limitations and rights reserved to Third Parties. Century acknowledges that the license grant to CDI under the WARF License Agreement (A) is limited to products or services that are used (x) as research tools in drug discovery and development of the Licensed Products of Century or its Sublicensees, and (y) in the treatment of disease in humans, as applicable, and, therefore, that the license grant to Century under Section 2.1 with respect to the WARF Patent Rights in-licensed by CDI pursuant to the WARF License Agreement shall be only in such fields as to CDI’s rights to such WARF Patent Rights, and (B) such license is subject to rights retained by the U.S. Government and the license grant to Century under Section 2.1 with respect to the Licensed Patent Rights in-licensed by CDI pursuant to the WARF License Agreement is subject to the provisions of 37 C.F.R. Part 401 of the U.S. Federal Regulations.

(b)         CDI hereby acknowledges and agrees to the extent permitted by applicable law that CDI will not [***].

(c)         Covenants Regarding the WARF License Agreements CDI agrees that during the Term:

(i)            CDI shall not modify, amend or terminate any of its rights or obligations under the WARF License Agreement to Century’s disadvantage without Century’s prior written consent which consent shall not be unreasonably withhold, delayed or conditioned. CDI shall provide Century with a copy of any modified or amended the WARF License Agreement;

(ii)            To the extent CDI has not disclosed to Century CDI’s non- compliance with the WARF License Agreement, as of the Effective Date, CDI shall promptly notify Century if CDI knows or reasonably believes that it will not be able to comply with the terms and conditions of the WARF License Agreement;

(iii)             CDI shall furnish Century with copies of all notices received by CDI relating to any alleged breach by CDI under the WARF License Agreement within ten (10) Business Days after CDI’s receipt thereof; in addition, if CDI should at any time breach an the WARF License Agreement or become unable to timely perform its obligations thereunder, CDI shall immediately notify Century unless Century has not been advised of similar types of CDI’s non-performance of the WARF License Agreement;

(iv)             If CDI cannot cure or otherwise resolve any alleged breach under the WARF License Agreement, CDI shall so notify Century within [***] of CDI’s first becoming aware of such inability, which shall not be less than [***] prior to the expiration of the cure period under the WARF License Agreement; provided that CDI shall use commercially reasonable efforts to cure or otherwise resolve any such alleged breach; and

(v)            Notwithstanding any provision to the contrary CDI shall reserve its rights to terminate the WARF License Agreement with due cause at any time during the

Term in which event CDI shall use Commercially Reasonable Best Efforts to cause WARF to enter into a direct license with Century under the terms no less favorable than those under this Agreement. CDI shall not be held responsible for terminating the WARF License Agreement so long as Century may enter into a comparable direct license with WARF with the assistance of CDI.

2.7           Section 365(n) of the Bankruptcy Code

(a)      All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended or any comparable Law outside the United States (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Each licensing Party agrees that a licensed Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Law outside the United States that provide similar protection for “intellectual property.” Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

Article 3

Development, Commercialization and Manufacture

3.1           Development and Commercialization. Century shall be solely responsible for developing, preparing any and all regulatory filings for, obtaining Regulatory Approval of, and Commercializing Licensed Products in the Field and in the Territory, in its sole discretion.

3.2           Diligence. Century intends to develop the Licensed Products in the Field in the Territory throughout the Term of this Agreement. Century shall use Commercially Reasonable Best Efforts, or shall cause one or more of its Sublicensees to use Commercially Reasonable Best Efforts, to continue to pursue the development of Licensed Product [***].

3.3           Development Reports.

(a)          Century shall provide Development Report that summarizes the status of research, development and Commercialization efforts, of Century and its Sublicensees and activities with respect to Licensed Products, during each semi-annual period to CDI on or before thirty (30) days from the end of corresponding semi-annual period ending June 30 and December 31 for which a report is due, and will set forth in each Development Report sufficient detail to enable CDI (and WARF) to ascertain progress of Century and its Sublicensees toward the requirements of the Development Plan. CDI and WARF reserves the right to audit records of Century and its Sublicensees relating to the development activities required under this Agreement and the WARF License Agreement. Such record keeping and audit procedures will be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Century and its Sublicensees.

(b)         Century acknowledges that any failure by Century or its Sublicensees, to reasonably implement the Development Report, or to make timely submission to CDI and Century of any Development Report, or the providing of any false information to CDI and WARF regarding development activities of Century and its Sublicensees hereunder, will be a Material Breach of the terms of this Agreement, subject to the right to cure under Section 9.2.

(c)         Century further agrees to and warrants that it or its Sublicensees will reach the following “Milestones” with respect to development of Licensed Product:

(i)             [***]; and

(ii)            [***].

3.4           Manufacture.

(a)         During the Term and subject to this Section 3.4. CDI (and its Affiliates) shall have the exclusive right to manufacture and supply iPSC to Century for [***] beginning on the Effective Date. If at any time following [***] of the Effective Date, Century wishes to have a Third Party manufacture human iPSC (including TiPSC), Century shall discuss with CDI in good faith the possibility of using such Third Party to manufacture human iPSC (including TiPSC), provided that Century shall have the sole discretion to determine whether to use CDI or such Third Party for such manufacture of iPSC (including TiPSC). In the event that Century elects to use a Third Party manufacturer, CDI hereby agrees to amend the terms of this Agreement without delay to provide Century, its Affiliates and Sublicensees with the necessary licenses under the Licensed Patent Rights for the Exploitation of such products, including amending the definition of “Licensed Product” to remove the limitation that iPSC be exclusive manufactured by CDI. The Parties shall negotiate in good faith as soon as reasonably practical the terms of a manufacturing and supply agreement under which CDI or its Affiliate would itself manufacture and supply iPSC (a “Supply Agreement”) and the terms of a quality agreement which would provide the responsibilities of Century and CDI or its Affiliates for quality assurance of human iPSC (including TiPSC) and the Licensed Products referenced in the Supply Agreement (a “Quality Agreement”).

(b)         The Supply Agreement and Quality Agreement shall each contain terms and conditions that are commercially reasonable given the terms of the Parties’ collaboration under this Agreement, including manufacturing capacity, quantity, forecasting, timeliness of delivery, quality, cost, and failure of supply that are consistent with prevailing industry standards for Third Party contract manufacturing agreements for comparable products.

(c)         The Supply Agreement shall provide:

(i)             CDI’s (and its Affiliates) exclusive right to manufacture and supply human iPSC (including TiPSC) to Century and its Sublicensees:

(ii)            CDI’s (and its Affiliates or contractors) obligations to perform manufacturing activities in a good scientific manner and in compliance in all material respects with all applicable Law; and

(iii)             Century’s ability to manufacture by itself or through its Affiliate, or to grant to a Third Party manufacturer the right to manufacture, the Licensed Products in minimal quantities necessary to prevent a supply interruption in the event of a non-supply event upon Century’s request.

3.5           Collaboration Agreement

(a)         Within two (2) months from the Effective Date the Parties will use Commercially Reasonable Best Efforts to enter into a Collaboration Agreement, which shall include among other things the terms set forth on Exhibit A as well as other customary terms. Century acknowledges that any material breach by Century of the Collaboration Agreement, including its failure to pay consideration under the Collaboration Agreement will constitute a Material Breach, subject to the termination right under Section 9.2(c).

(b)         If the Collaboration Agreement is not entered into between the Parties within two (2) months from the Effective Date for any reasons, Century shall pay CDI the amount of [***] which is non-refundable and creditable towards any and all amounts due under the Collaboration Agreement, which such [***] amount shall be due in three (3) equal installments according to the following schedule:

(i)             on the day that is two (2) month after the Effective Date;

(ii)            on the first anniversary of the payment day set forth in clause (i); and

(iii)             on the second anniversary of the payment day set forth in clause (ii).

(c)         Century acknowledges that any failure by Century or its Sublicensees, of the payment set forth in Section 3.5(b) will constitutes a Material Breach, subject to the termination right under Section 9.2(c).

Article 4

Consideration, Record Keeping

4.1           Consideration.

(a)         WARF Royalties.

(i)            As consideration for the license and other rights granted to Century hereunder, Century shall pay to CDI royalties required pursuant to the terms of the WARF License Agreement with respect to any Licensed Product that is covered by a WARF Patent Right as follows: [***] on the Selling Price of all Licensed Products. The royalty obligations of Century shall commence on first commercial sale of a Licensed Product and continue on a Licensed Product-by- Licensed Product and country-by-country basis, until the expiration or termination of the last to expire WARF Patent Right that covers such Licensed Product in such country. Upon expiration of the royalty obligations hereunder with respect to the WARF Patent Rights, the license granted to Century under Section 2.1 with respect to the WARF Patent Rights shall be become fully paid-up, perpetual and irrevocable.

(ii)             If Century is required to make payments to a Third Party for a license or similar right to such Third Party’s patents, in the absence of which right or license Century could not legally make, use or sell Licensed Products, then the royalty payable under this Section will be reduced by [***] for each additional [***] of royalties payable to such Third Parties on that Licensed Product; provided, however, that the adjusted royalty rate to CDI will be no less than [***] of the applicable royalty rate payable to CDI under this Section 4.1(a)(ii) of this Agreement for such Licensed Products, even in cases where Section 4.1(b)(iii) below also applies.

(iii)            In the event that the sale, lease, or other transfer by Century of Licensed Products under this Agreement also requires payment to CDI of royalties under any other agreement between CDI and Century, the cumulative earned royalties owed to CDI for that Licensed Product under all such agreements will not exceed the single highest royalty as set forth in those agreements. Century will pay to CDI royalties under all such agreements individually and on a pro rata basis. (For example, if Century owes to CDI a [***] earned royalty under this Agreement and a [***] earned royalty under a separate agreement, the cumulative royalties owed to CDI will be [***], but will be paid proportionately under each agreement in payments of [***] under this Agreement and [***] on the other.)

(iv)            In cases where Century and CDI agree that Century may develop and Commercialize cancer immunotherapy product based on human iPSC manufactured by a Third Party other than CDI (or its Affiliate) and Century Exploits such product that is covered by the Licensed Patent Rights, Century shall pay to CDI royalties of [***] on the Selling Price of such products. In such case, such adjusted royalty rate to CDI as provided in Section 4.1(b)(ii) above will not apply to the rate of [***].

(b)          WARF Milestone Fees.

As additional consideration for the license and other rights granted to Century hereunder, Century shall pay to CDI the amounts detailed below within twenty (20) days of the achievement of the corresponding milestones for each Licensed Product developed by or for Century or its Sublicensees in the Field in the Territory as set forth in Section 3.3(c).

Milestone	WARF Milestone Fee

Filing an Investigational New Drug application (or an equivalent) for a Licensed Product by Century or its Sublicensees with the FDA	[***]
File a BLA (or an equivalent) for a Licensed Product by Century or its Sublicensees with the FDA	[***]
Achievement by Century or its Sublicensees of [***] in total Selling Price on a single Calendar Year for each Licensed Product.	[***]

(c)         Accounting: Payments.

(i)             Amounts owing to CDI under Section 4.1(a) of this Agreement will be paid on a quarterly basis, with such amounts due and received by CDI on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to CDI will accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event will this interest provision be construed as a grant of permission for any payment delays.

(ii)            Except as otherwise directed, all amounts owing to CDI under this Agreement will be paid in U.S. dollars. All royalties owing with respect to the Selling Prices are stated in currencies other than U.S. dollars will be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment. All payments due under this Agreement will be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on CDI or WARF with respect to any amounts payable to CDI or WARF pursuant to this Agreement. All such taxes, assessments, or other charges will be assumed by Century or its Sublicensee(s). If any deduction or withholding is required by law, Century shall pay to CDI such amount as will, after the deduction or withholding has been made, leave CDI with the same amount as it would have been entitled to receive without such deduction or withholding.

(iii)             A full accounting showing how any amounts owing to CDI under Section 4.1(b) have been calculated will be submitted to CDI on the date of each such payment. Such accounting will be on a per-country and Licensed Product line, model or tradename basis and will be summarized on the form shown in Exhibit C of this Agreement. In the event no payment is owed to CDI, a statement setting forth that fact will be supplied to CDI.

4.2           Recordkeeping.

(a)         Century and its Sublicensee(s) will keep books and records sufficient to verify the accuracy and completeness of Century’s, and its Sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to any Licensed Products sold under this Agreement. In addition, Century will keep books and records sufficient to verify the accuracy and completeness of Century’s Development Report. Such documentation may include, but is not limited to, invoices for studies, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development. All such books and records will be preserved for a period not less than six (6) years after they are created during and after the Term of this Agreement.

(b)         Century and its Sublicensee(s) will take all steps reasonably necessary so that CDI and WARF may, within thirty (30) days of its request, review Century’s and its Sublicensee(s)’s books and records to allow CDI and WARF to verify the accuracy of Century’s and its Sublicensee(s)’s Development Report and the payments made by Century and its Sublicensee(s) to CDI. Such review will be performed no more than annually and by an attorney or registered CPA and scientific expert designated by CDI at CDI’s expense upon reasonable notice and during regular business hours.

(c)         If a royalty payment deficiency is determined, Century and its Sublicensee(s), as applicable, will pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4.1(b)(i). If a royalty payment deficiency for a Calendar Year exceeds the lesser of [***] of the royalties paid for that year or [***], then Century or its Sublicensee(s) will be responsible for paying out-of-pocket expenses incurred with respect to such review by CDI and WARF.

Article 5

Intellectual Property Protection and Related Matters

5.1           Ownership. As between the Parties, each Party or its Affiliates shall solely Own all Intellectual Property, including Patent Rights related thereto, made, conceived, reduced to practice, or otherwise discovered, whether prior to, on or after the Effective Date, solely by employees, agents and consultants of such Party or its Affiliates. For purposes of determining ownership under this Section 5.1, inventorship shall be determined in accordance with the rules of inventorship under U.S. patent Laws.

5.2           Patent Term Extensions. As between the Parties, CDI shall have the sole right to obtain patent term extensions or supplemental protection certificates or their equivalents with respect to any Licensed Product in the Field, including with respect to any Licensed Patent Right worldwide and Century shall reasonably cooperate with CDI and WARF in connection therewith.

5.3           Third Party Infringement Each Party shall notify the other Party promptly of any knowledge it acquires of any actual or potential infringements of the Licensed Patent Rights with respect to any activities of a Third Party in the Field in any country in the world and shall provide the other Party with all available evidence regarding such known or suspected infringement or unauthorized use. Notwithstanding any provision to the contrary CDI is not obligated to enforce the Licensed Patent Rights against such Third Party.

5.4           Defense of Infringement Claims. If the manufacture, sale or use of a Licensed Product pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Century (or its Affiliates or

Sublicensees), Century shall promptly notify CDI thereof in writing. Century or its Affiliates or Sublicensees shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding at its own expense, using counsel of its own choice; provided, however, that Century and its Affiliates and Sublicensees shall afford CDI and WARJF an opportunity to participate in such defense at their own cost and expense and shall not enter into any settlement which admits or concedes that any aspect of Licensed Patent Rights are invalid or unenforceable without the prior written consent of CDI, not to be unreasonably withheld. Century shall keep CDI reasonably informed of all material developments in connection with any such claim, suit, or proceeding.

5.5           Patent Invalidity Claim. During the Term, each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party against a Licensed Patent Right of which such Party becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding or similar proceeding.

5.6           Patent Marking. Century agrees to comply with the patent marking statutes in each country in which Licensed Products are sold by or on behalf of Century and/or its Affiliates or Sublicensees.

5.7           Contest of Validity.

(a)         Century, its Affiliates and its Sublicensee(s) must provide CDI at least three (3) months prior written notice before filing any action that contests the validity of any Licensed Patent Rights during the Term of this Agreement.

(b)         In the event Century, its Affiliates or its Sublicensee(s) files any action contesting the validity of any Licensed Patent Rights, the filing party will pay a royalty rate of [***] times the royalty rate specified in Section 4.1 of this Agreement for all Licensed Products sold during the pendency of such action. Moreover, should the outcome of such contest determine that any claim of a Licensed Patent Right challenged is valid and would be infringed by a Licensed Product sold by Century (or its Affiliates or its Sublicensee(s), if such Sublicensee filed the action) if not for the license granted by this Agreement, Century (or its Affiliates, its Sublicensee(s), if such Sublicensee filed the action) will thereafter, and for the remaining Term of this Agreement, pay a royalty rate of [***] times the royalty rate specified in Section 4.1 of this Agreement.

(c)         In the event that Century, its Affiliates, or its Sublicensee(s) contests the validity of any Licensed Patent Rights during the Term of this Agreement, Century agrees (and will require its Affiliates and its Sublicensee(s) to agree) to pay to CDI all royalties due under the Agreement during the period of challenge. For the sake of clarity, such amounts will not be paid into any escrow or other account, but directly to CDI, and will not be refunded.

Article 6
Confidentiality

6.1           Confidential Obligations. Each Party shall (a) maintain in strict confidence the Confidential Information of the other Party to the same extent such Party maintains its own confidential information, but in no event less than a reasonable degree of care, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party (except as permitted pursuant to Section 6.3 below), and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement. The obligations of confidentiality, non-disclosure and non-use under this Section 6.1 shall be in full force during the Term and for a period of [***] thereafter. Except as may be authorized in advance in writing by CDI, Century will only grant access to CDI’s Confidential Information to its Affiliates, its Sublicensee(s) and those officers and employees of Century, its Affiliates and its Sublicensee(s) involved in research relating to the Licensed Patent Rights. Century will require its Affiliates and its Sublicensee(s) and all such officers and employees to be bound by terms of confidentiality no less restrictive than those set forth in this Article 6. Century, its Affiliates and its Sublicensee(s) will not use any Confidential Information including, but not limited to, for the purpose of claiming priority to the Licensed Patent Rights in any patent prosecution. As between the Parties, Confidential Information of WARF, including the WARF License Agreement shall be deemed to be CDI’s Confidential Information Each Party, upon the request of the other Party, will return all copies of or destroy (and certify such destruction in writing) the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement.

6.2           Exceptions to Confidentiality. Notwithstanding the foregoing, the obligations of confidentiality set forth in Section 6.1 shall not apply to information that, in each case as demonstrated by competent written documentation:

(a)         is publicly disclosed or made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)         was known to the receiving Party, without any obligation to keep it confidential, prior to the date of first disclosure by the disclosing Party to the receiving Party, as shown by the receiving Party’s files and records;

(c)         is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d)         has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or

(e)         has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

6.3           Authorized Disclosure. Notwithstanding Section 6.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)         Prosecuting and Maintaining Patent Rights in accordance with this Agreement; provided that the non-filing Party whose Confidential information is being disclosed is given a reasonable opportunity to review the proposed disclosure of such Confidential Information and the filing Party considers in good faith any comments provided by the non-filing Party;

(b)         communicating and making filings with Regulatory Authorities or otherwise complying with applicable Laws or submitting information to tax or other governmental authorities, including referencing any DMF in accordance with Section 2.4; provided that if a Party is required by Law to make any public disclosure of Confidential Information of the other Party, to the extent it may legally do so, it will give reasonable advance written notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise), and shall disclose only that portion of the Confidential Information which is legally required to be disclosed;

(c)         to the extent mutually agreed to in writing by the Parties; or

(d)         to WARF to the extent necessary to perform CDI’s obligations under the WARF License Agreement.

6.4           Press Releases and Other Permitted Disclosures.

(a)         CDI and Century each agree not to disclose any of the terms and conditions of this Agreement to any Third Party, except as described below in this Section 6.4 or as otherwise agreed in writing by the Parties. The Parties have agreed on a press release to be issued by Century announcing this Agreement after the Effective Date in substantially the form set forth in Exhibit D; provided that the timing of the publication and release of such press release shall be agreed to by the Parties. Each Party shall have the right to disclose the existence of this Agreement, including that Century has received a license to CDI’s Licensed Patent Rights. Subject to the other provisions of this Agreement, no press release, public statement or public disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party without the prior written approval of the other Party. Once any public statement or public disclosure has been approved in accordance with this Section 6.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

(b)         Century may disclose the terms and conditions of this Agreement on a strictly need-to-know basis to (i) its Affiliates, employees, consultants, independent contractors, agents or professional advisors (including attorneys, accountants and actual and prospective investment bankers), (ii) actual or potential investors, lenders, Sublicensees, licensees, licensors, or collaborators, but only with the express prior written consent of CDI, which shall not be unreasonably conditioned, delayed or withheld (and, for clarity, the conditioning of such consent on only a redacted copy of this Agreement approved by CDI being disclosed to any of the foregoing persons in this clause (ii) shall not automatically be deemed to be unreasonable) or (iii) acquirers or merger partners that have entered into a letter of intent or are actively negotiating a definitive acquisition or merger agreement with Century; in each case under the foregoing clause (i), (ii) or (iii), under obligations of confidentiality at least as restrictive as those set forth herein, and solely in connection with Century performing its obligations or exercising its rights under this Agreement or for the purpose of assisting the recipient with evaluating and entering into a transaction with Century.

(c)         CDI may disclose the terms and conditions of this Agreement on a strictly need-to-know basis to (i) its Affiliates, employees, consultants, independent contractors, agents or professional advisors (including attorneys, accountants and actual and prospective investment bankers), (ii) actual or potential investors, lenders, licensors, licensees, or collaborators, but except in the case of CDI’s licensors of any of the Licensed Patent Rights (to which this clause does not apply), only with the express prior written consent of Century, which shall not be unreasonably conditioned, delayed or withheld (and, for clarity, the conditioning of such consent on only a redacted copy of this Agreement approved by Century being disclosed to any of the foregoing persons in this clause (ii) shall not automatically be deemed to be unreasonable), or (iii) acquirers or merger partners that have entered into a letter of intent or are actively negotiating a definitive acquisition or merger agreement with CDI; in each case under the foregoing clause (i), (ii) or (iii), under obligations of confidentiality at least as restrictive as those set forth herein, and solely in connection with CDI performing its obligations or exercising its rights under this Agreement or for the purpose of assisting the recipient with evaluating and entering into a transaction with CDI.

(d)         Notwithstanding the foregoing provisions of this Article 6, a Party may disclose the existence and terms of this Agreement or the Confidential Information of the other Party where required, as reasonably determined by the legal counsel of the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court or other governmental authority, although, to the extent practicable, the other Party shall be given at least three (3) Business Days advance written notice of any such legally required disclosure to comment and the disclosing Party shall reasonably consider such comments provided by such other Party on the proposed disclosure. In case either Party is obliged to publicly disclose or file this Agreement as a “material agreement” in accordance with applicable Law or applicable stock exchange regulations (“SEC Filing”), this Agreement shall be redacted by the filing Party to the extent permissible upon the advice of legal counsel, and the filing Party shall provide the other Party a copy of such redacted Agreement in advance of such SEC Filing to enable the other Party to review and comment on the scope of such redaction; provided that the filing Party shall consider in good faith any comments provided by such other Party.

Article 7
Representations, Warranties and Covenants

7.1           Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

7.2           Consents. Each Party represents and warrants that as of the Effective Date all necessary consents (excluding WARF’s consent set forth in Section 9.1), approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

7.3           No Conflict. Each Party represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable Laws and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date. For the avoidance of doubt, this Agreement is subject to the WARF License Agreement and in the case of any inconsistency between the WARF License Agreement and this Agreement the WARF License Agreement prevails.

7.4           Employee, Consultant and Advisor Obligations. Each Party represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article 6.

7.5           Intellectual Property.

(a)         CDI represents and warrants to Century that (i) it Controls the entire right, title and interest in and to the Licensed Patent Rights, (ii) it has the right to grant to Century the rights and licenses under the Licensed Patent Rights granted in this Agreement and will not take any of the foregoing actions in any manner inconsistent with the terms hereof, (iii) to the knowledge of CDI, none of the Licensed Patent Rights was fraudulently procured from the relevant governmental patent granting authority, (iv) as of the Effective Date, except for the currently pending dispute between CDI and [***] to the extent fully disclosed to Century as of the Effective Date, current pending opposition and third party observation against EP patent to the knowledge of CDI, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or challenges its ownership of such Patent Rights or makes any adverse claim with respect thereto, including any claim that such Patent Rights infringe or misappropriate Intellectual Property of any Third Party, and, to the knowledge of CDI, there is no basis for any such claim, demand or proceeding, (v) except for the currently pending dispute between CDI and [***] to the extent fully disclosed to Century as of the Effective Date, to the knowledge of CDI (without any duty to investigate), as of the Effective Date, the Licensed Patent Rights are not being infringed by any Third Party, (vi) the Licensed Patent Rights include all Patent Rights that are owned or exclusively licensed by it as of the Effective Date with respect to the reprogramming of human somatic cells to iPSCs except for the Patent Rights exclusively licensed from [***] and (vii) none of its Affiliates own or control, as of the Effective Date, any Patent Rights pertaining to reprogramming of human somatic cells to iPSC that are reasonably necessary to Exploit a Licensed Product.

(b)         During the Term, CDI shall uses Commercially Reasonable Best Efforts to retain and maintain sufficient license rights under, any Licensed Patent Rights to enable CDI to grant the licenses and rights to such Patent Rights as reasonably necessary to practice, such Patent Rights in accordance with the license to be granted under this Agreement. CDI shall not, during the Term, sell, assign, transfer, pledge, fail to maintain control of otherwise dispose of, or incur any lien or encumbrance on, any Licensed Patent Rights. Notwithstanding any provision to the contrary, CDI may sell, assign, transfer, license, pledge, fail to maintain control of, otherwise dispose of, or grant any option or other right, title or interest in to or under, or incur any lien or encumbrance on, any Patent Rights licensed under this Agreement so long as such disposition is subject to this Agreement.

(c)         Nothing in this Agreement will, however, be construed as: (i) a warranty or representation by CDI as to the validity, enforceability, or scope of any of the Licensed Patent Rights; (ii) a warranty or representation that anything made, used or transferred under the licenses granted in this Agreement will or will not infringe patents of Third Parties; (iii) an obligation to furnish any assistance, or Know-How not provided in the Licensed Patent Rights or any materials or services other than those specified in this Agreement; or (iv) an obligation to file any patent application or secure or maintain any patent right Century represents and warrants that Products produced under the licenses granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

(d)         If During the Term, CDI develops, conceives, generates any Intellectual Property pertaining to reprogramming of human somatic cells to iPSC that are reasonably necessary to Exploit the Licensed Products, CDI shall maintain Control over such Intellectual Property.

7.6           No Warranties.

(a)         EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 7 HEREOF, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 8
Indemnification; Insurance; and Limitation on Damages

8.1           By Century. Century, its Affiliates and its Sublicensee(s) will, at all times during the Term of this Agreement and thereafter, indemnify, defend and hold harmless CDI, WARF, the Morgridge Institute for Research, the WiCell Research Institute, and the University of Wisconsin (the “University”), and their respective trustees, directors, officers, shareholders and employees (including without limitation any inventors of the Licensed Patent Rights) against all liabilities, demands, damages, settlements, suits, claims, proceedings, costs and expenses, including legal expenses and reasonable attorney’s fees, arising out of or relating to the death of or injury to any person or persons or any damage to property, due to the sale, marketing, use, or manufacture of Licensed Products or Developments. CDI at all times reserves the right to select and retain counsel of its own to defend CDI’s interests in any such proceeding.

8.2           By CDI. CDI, its Affiliates and its Sublicensee(s) will, at all times during the Term of this Agreement and thereafter, indemnify, defend and hold harmless Century, its Affiliates and its Sublicensees, and their respective trustees, directors, officers, shareholders and employees against all liabilities, demands, damages, settlements, suits, claims, proceedings, costs and expenses, including legal expenses and reasonable attorney’s fees, arising out of or relating to (a) any material breach by CDI of any of its representations, warranties or obligations pursuant to this Agreement, or (b) the willful misconduct or grossly negligent acts of CDI or its Affiliates; excluding, in each case (a) and (b), any damages or other amounts for which Century has an obligations to indemnify CDI pursuant to Section 8.1, as to which damages or amounts each Party shall indemnify the other to the extent of their respective liability for such damages or amounts.

8.3           Procedures. A Person entitled to indemnification under this Article 8 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim, suit, action or demand for which indemnification is sought under this Agreement; provided, however, that no delay or failure on the part of an Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim, suit, action or demand with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein with counsel of its own choosing at its own expense; provided that, the Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnified Party and any other party represented by such counsel. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

8.4           Insurance. Century warrants, and will have its Affiliates and its Sublicensee(s) warrant, that it now maintains and will continue to maintain liability insurance coverage reasonably appropriate to the risk involved in use, sale, marketing, and manufacture of Licensed Products or Developments, under this Agreement, and that such insurance coverage is sufficient to cover CDI and the inventors of the WARF Patent Rights as additional insureds. Upon CDI’s request, Century, its Affiliates and its Sublicensee(s), if applicable, will present evidence to CDI that such coverage is being maintained.

8.5           No Consequential or Punitive Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES (INCLUDING WITHOUT LIMITAION ANY INVENTORS OF THE LICENSED PATENT RIGHTS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

8.6           Limitation of Liability. EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CDI’S LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT HOWSOEVER ARISING (WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE) WILL NOT EXCEED THE TOTAL AMOUNTS ACTUALLY PAID BY CENTURY UNDER THIS AGREEMENT BEFORE THE DATE OF THE ACTION OR OMISSION ALLEGED TO HAVE CAUSED SUCH LIABILITY.

Article 9
Term and Termination

9.1           Term. This Agreement shall become effective either on the Signing Date or the date on which WARF provides CDI with a written consent to this Agreement, whichever comes later (the “Effective Date”) and shall otherwise remain in effect, unless terminated as set forth in this Article 9, (the “Term”), provided, however with respect to the Licensed Patent Rights, this Agreement shall remain until the expiration of the last to expire Licensed Patent Rights unless earlier terminated as set forth in this Article 9.

9.2           Termination for Material Breach.

(a)         Any material failure by a Party (the “Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure, a “Material Breach”) shall entitle the other Party (the “Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the Breaching Party to cure such Material Breach.

(b)         If such Material Breach is not cured within sixty (60) days after the receipt of notice pursuant to Section 9.2(a) above, the Non-Breaching Party shall be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided that if a Material Breach cannot reasonably be cured within such sixty (60)-day period and the Breaching Party promptly delivers a plan to cure such Material Breach (reasonably acceptable to the Non-Breaching Party) and uses Commercially Reasonable Best Efforts to implement such plan, then the cure period shall be extended for so long as the Breaching Party is using Commercially Reasonable Best Efforts to cure such Material Breach (up to a maximum cure period of one hundred twenty (120) days from the date of initial notice); further provided, however, that if the Breaching Party disputes the existence of a Material Breach, the matter shall be submitted for resolution in accordance with Section 10.11, and the Breaching Party shall not have the right to terminate this Agreement unless and until a final decision of Material Breach is rendered under Section 10.11 and the Breaching Party fails to cure such Material Breach within sixty (60) days thereafter.

(c)         Notwithstanding any provision to the contrary herein, if Century at any time (i) defaults in the timely payment of any monies due to CDI or the timely submission to CDI of any report, (ii) fails to actively pursue any Development Plan, or (iii) commits any breach of any other covenant herein contained, and Century fails to remedy any such breach or default within ninety (90) days after written notice thereof by CDI, or if Century, its Affiliates or its Sublicensee(s) commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patent Rights, or Reprogrammed iPS Cells to its creditors, CDI may, at its option, terminate this Agreement by giving notice of termination to Century.

9.3           Termination for Failure to Develop a Licensed Product. If Century fails to develop a Licensed Product within four (4) years of successful completion of the first proof of concept clinical trial for such Licensed Product in the U.S. or E.U., CDI shall have the right to terminate this Agreement pursuant to the terms of this Section 9.3. Notwithstanding the foregoing CDI may extend such four (4) year term if Century demonstrates based on reasonable evidence that Century or its Affiliates or their Sublicensees have been diligently pursuing the development of a Licensed Product following the successful completion of the first proof of concept clinical trial for such Licensed Product in the U.S. or E.U. and will complete the development of a Licensed Product within a year from the expiry of the four (4) year term following the successful completion of the first proof of concept clinical trial for such Licensed Product in the US or E.U.

9.4           Termination for Termination of Differentiation License Agreement. In the event that the Differentiation License Agreement terminates or expires CDI shall be entitled to terminate this Agreement with an immediate effect on a written notice to Century.

9.5           Termination for Bankruptcy. To the extent allowed under applicable Law, either Party shall have the right to terminate this Agreement in the event that the other Party admits its inability to pay its debts generally as they become due or in the event of the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against the other Party (other than pursuant to a corporate restructuring), or the appointment of a receiver or similar agent by a court of competent jurisdiction, that is not dismissed or otherwise disposed of within sixty (60) days thereafter and/or the administrator of the bankruptcy estate or the Party under in-court restructuring has not, within five (5) days after the receipt of an inquiry from the other Party, confirmed that the bankruptcy estate or the Party under in-court restructuring will adopt this Agreement.

9.6           Termination for Convenience. Century may terminate this Agreement, at any time and for any reason or no reason, in its entirety or on a Licensed Product-by-Licensed Product basis (to exclude such product from the Field) or country-by-country basis (to eliminate such country from the Territory), by providing [***] prior written and unambiguous notice to CDI. The termination shall become effective at the end of the [***] period.

9.7           Effects of Termination.

(a)         Generally. Upon termination of this Agreement or WARF License Agreement, the licenses granted herein will immediately terminate. In the event of termination under Section 9.4, Century, its Affiliates and its Sublicensee(s) will have [***] to cease all activities involving the use of Licensed Patent Rights and Development for any purpose, and will destroy all Licensed Products in its possession. Century, its Affiliates and its Sublicensee(s) will remain obligated to pay any outstanding amounts owed as of the date of termination and all such amounts will be paid within [***] of termination.

In the event of any early termination of this Agreement, the Parties will use Commercially Reasonable Best Efforts to work together in good faith to establish and implement reasonable wind-down procedures with respect to relevant Licensed Product-related activities ongoing at the time of such termination, which shall include continuation of the licenses granted to Century hereunder (and subject to the continuing terms and conditions of this Agreement) to permit Century and its Affiliates and Sublicensees to continue and complete any ongoing clinical trials of Licensed Products and to make or have made such Licensed Products as necessary to continue and complete such clinical trials; provided, however, in that the event such termination is by CDI pursuant to Section 9.2, such activities shall be limited to those necessary for Century to comply with regulatory obligations, or medical or ethical obligations to patients consistent with industry standards.

(b)         Return or Destruction of Confidential Information. Upon the expiration or termination of this Agreement, each Party shall promptly return or destroy all of such other Party’s Confidential Information that relates to a Licensed Products or that was provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates).

(c)         Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1 (Definitions) (to the extent necessary to give effect to other surviving provisions), Article 5 (Intellectual Property), Article 6 (Confidentiality), Article 8 (Indemnification; Insurance; and Limitation on Damages) (other than Section 8.4 (Insurance)) and Article 10 (Miscellaneous Provisions), and Sections 2.3(c) (Sublicensing), 4.1(a)(iii) (Reports, Payments and Accounting), 9.7 (Effects of Termination) and this Section 9.7(c) (Survival).

Article 10

Miscellaneous Provisions

10.1         Governing Law; Language. This Agreement and all disputes arising out of or related to this Agreement shall be construed and the respective rights of the Parties determined in accordance with the Laws of the State of Wisconsin, excluding application of any conflict of laws principles that would require application of the laws of a jurisdiction other than the Laws of the State of Wisconsin. This Agreement and all communications related to it, or to any dispute or controversy arising out of it, shall be conducted in English.

10.2         Notice. Any notices required or permitted by this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed electronic mail or registered or certified mail, postage prepaid, return receipt requested, to the following address of the Parties:

If to CDI:

FUJIFILM Cellular Dynamics Inc.

525 Science Drive, Madison, WI 53711
Attention: Chief Technology Officer
Email: fcdi-licensing@cellulardynamics.com

With a copy to:

FUJIFILM Cellular Dynamics, Inc.
525 Science Drive, Madison, WI 53711
Attention: General Counsel

If to Century:

Century Therapeutics, Inc.
54 West 21st Street, Suite 408, New York, NY 10010
Attention: Chief Executive Officer
Email: lalo@centurytherapeutics.com

With a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom, Esq.
Email: mbloom@goodwinlaw.com

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 10.2.

10.3         Assignment.

(a)         Neither Party may, without the consent of the other Party, assign or transfer any of its rights and obligations hereunder; provided that each Party may assign or transfer this Agreement, in its entirety, without the consent of the other Party, (a) in connection with a sale or transfer of all or substantially all of the business and assets of such Party or that portion of the assets of such Party to which this Agreement relates, including by way of a Change of Control Event, transfer, or sale of assets related to this Agreement; provided further that, in the case of any such proposed assignment or transfer by Century, it has complied with Section 10.3(b), or (b) to an Affiliate. Any assignment or transfer in circumvention of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.4         Notwithstanding the foregoing, Century will notify CDI in writing at least thirty (30) days in advance of any proposed assignment or transfer including by way any Change of Control Event and, with respect to any such assignment or transfer to any non-Affiliate, pay to CDI a fee of [***] to allow the transfer or assignment of the license granted herein to such non-Affiliate(s), within thirty (30) days after the occurrence of such event. In the event of such assignment or transfer Century shall nevertheless remain liable for all of its obligations, and those of any such assignee or transferee, to CDI hereunder. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter. For the avoidance of doubt, the Non-Disclosure Agreement entered into between the Parties as of February 18, 2018 shall continue to be effective with respect thereof.

10.5         Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice”, “consent”, or “approval” and references to other written communications contemplated under this Agreement shall mean notice, consent, approval or communication in writing (whether or not specifically stated); (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re- enactment thereof, and any legislative provision substituted therefor. The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.

10.6         Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by an authorized representative of both Parties. Any waiver of any right or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

10.7         Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the invalid or unenforceable provision and this Agreement shall be automatically amended to reflect such mutually agreed provision.

10.8         Use of Name. Century, its Affiliates and its Sublicensee shall not use the name of CDI, any inventor of the WARF Patent Rights, or the name of WARF or the University of Wisconsin in any other form of publicity (except in connection with disclosures permitted under Article 6) or logo without the prior written approval of the entity or person whose name is being used, except where a disclosure is required by any applicable law or the rules of any securities exchange. Notwithstanding the foregoing, CDI shall have the right to disclose to existing and potential licensees the fact that CDI has entered into this Agreement with Licensee.

10.9         Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

10.10    Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses Commercially Reasonable Best Efforts for a company of its size and resources to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.11    Dispute Resolution.

(a)         Escalation. If any dispute arises out of or relates to this Agreement, the Parties agree to first seek to resolve such dispute by referring such dispute to the respective Chief Executive Officers of each Party for resolution. Such referral shall take place within thirty (30) days after a written request by either Party to the other Party that resolution by the Chief Executive Officers be attempted. If, within sixty (60) days following the dispute being referred to the Chief Executive Officers of the Parties, the Chief Executive Officers of the Parties have not resolved the dispute, and a Party wishes to pursue the matter, such Party may initiate binding arbitration in accordance with Section 10.11(b).

(b)         Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement that has not been resolved pursuant to Section 10.11(a) shall be shall be finally settled, in Tokyo in the event Century is a claimant and in New York in the event CDI is a claimant, under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitral tribunal shall consist of three arbitrators, one selected by the claimant in the request for arbitration, the second selected by the respondent within thirty (30) days of receipt of the request for arbitration, and the third, who shall act as presiding arbitrator, selected by the two party appointed arbitrators within thirty (30) days of the selection of the second arbitrator. If any arbitrators are not selected within these time periods, the International Court of Arbitration shall, upon the request of any Party, make the selection(s).

(c)         No Limitation. Nothing in this Section 10.11 shall be construed as limiting in any way the right of a Party to seek a preliminary injunction or other provisional relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

10.12    No Third Party Beneficiaries. No Person other than Century, CDI and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

10.13    Independent Contractors. It is expressly agreed that Century and CDI shall be independent contractors and that the relationship between Century and CDI shall not constitute a partnership, joint venture or agency. Neither Century nor CDI shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Signing Date.

FUJIFILM CELLULAR DYNAMICS INC.		CENTURY THERAPEUTICS, INC.

By:	/s/ Seimi Satahe	By:	/s/ Osvaldo Flores
Name:	Seimi Satahe	Name:	Osvaldo Flores
Title:	CEO	Title:	Chief Executive Officer
Date:	18 Sep 2018	Date:	13 Sept 2018

Exhibit A

Term sheet for Collaboration Agreement

[***]

Exhibit B

Licensed Patent Rights Controlled by CDI

[***]

Exhibit C

Development Report

[***]

Exhibit D

Press Release

[***]